================================================================================

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549




                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                           HOWMET INTERNATIONAL, INC.
                         ------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                  CUSIP NUMBER
                                   0004432081
                         ------------------------------
                                 (CUSIP Number)





================================================================================
                                  Page 1 of 10

CUSIP No. 0004432081                  13G                           Page 2 of 10
--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON:

            TCG Holdings, L.L.C.

       I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON:

            54-1686011
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Delaware
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            22,650,000
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 22,650,000
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            22,650,000
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            22.65%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

            OO (Limited Liability Company)
--------------------------------------------------------------------------------

CUSIP No. 0004432081                  13G                           Page 3 of 10
--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON:

            TC Group, L.L.C.

       I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON:

            54-1686957
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Delaware
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            22,650,000
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 22,650,000
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            22,650,000
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            22.65%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

            OO (Limited Liability Company)
--------------------------------------------------------------------------------

CUSIP No. 0004432081                  13G                           Page 4 of 10
--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON:

            Carlyle Partners II, L.P.

       I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON:

            51-1357731
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Delaware
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            22,650,000
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 22,650,000
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            22,650,000
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            22.65%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

CUSIP No. 0004432081                  13G                           Page 5 of 10
--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON:

            Carlyle Partners III, L.P.

       I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON:

            51-0369721
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Delaware
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            22,650,000
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 22,650,000
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            22,650,000
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            22.65%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

CUSIP No. 0004432081                  13G                           Page 6 of 10
--------------------------------------------------------------------------------
(1)    NAME OF REPORTING PERSON:

            Carlyle-Blade Acquisition Partners, L.P.

       I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON:

            52-6803798
--------------------------------------------------------------------------------
(2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                             (a)  | |
                                                             (b)  |X|
--------------------------------------------------------------------------------
(3)    SEC USE ONLY


--------------------------------------------------------------------------------
(4)    CITIZENSHIP OR PLACE OF ORGANIZATION:

            Delaware
--------------------------------------------------------------------------------
                          (5)    SOLE VOTING POWER:
                                 0
                          ------------------------------------------------------
    NUMBER OF SHARES      (6)    SHARED VOTING POWER:
   BENEFICIALLY OWNED            22,650,000
         BY EACH          ------------------------------------------------------
    REPORTING PERSON      (7)    SOLE DISPOSITIVE POWER:
          WITH:                  0
                          ------------------------------------------------------
                          (8)    SHARED DISPOSITIVE POWER:
                                 22,650,000
--------------------------------------------------------------------------------
(9)    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

            22,650,000
--------------------------------------------------------------------------------
(10)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             | |

--------------------------------------------------------------------------------
(11)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            22.65%
--------------------------------------------------------------------------------
(12)   TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

Item 1(a).     Name of Issuer
               Howmet International, Inc.

Item 1(b).     Address of Issuer's Principal Executive Offices
               475 Steamboat Road
               Greenwich, Connecticut  06830

Item 2(a).     Name of Person Filing
               TCG Holdings, L.L.C.
               TC Group, L.L.C.
               Carlyle Partners II, L.P.
               Carlyle Partners III, L.P.
               Carlyle-Blade Acquisition Partners, L.P.

Item 2(b).     Address of Principal Business Office
               c/o The Carlyle Group
               1001 Pennsylvania Ave. N.W.
               Suite 220 South
               Washington, D.C.  20004

Item 2(c).     Citizenship
               TCG Holdings, L.L.C. - Delaware
               TC Group, L.L.C. - Delaware
               Carlyle Partners II, L.P. - Delaware
               Carlyle Partners III, L.P. - Delaware
               Carlyle-Blade Acquisition Partners, L.P. - Delaware

Item 2(d).     Title of Class of Securities
               Common Stock, par value $.01 per share

Item 2(e).     CUSIP Number
               0004432081

Item 3.        Not applicable.

Item 4.        Ownership


==============================================================================================================================
                                                                              Shared      Sole Power to   Shared Power to
                                      Amount     Percent   Sole Power to     Power to     Dispose or to    Dispose or the
                                   Beneficially  of Class    Direct the     Direct the      Direct the      Direct the
    Reporting Person                  Owned      the Vote       Vote           Vote       Disposition of   Disposition of
------------------------------------------------------------------------------------------------------------------------------
TCG Holdings, L.L.C.                22,650,000   22.65%         0           22,650,000          0           22,650,000
------------------------------------------------------------------------------------------------------------------------------
TC Group, L.L.C.                    22,650,000   22.65%         0           22,650,000          0           22,650,000
------------------------------------------------------------------------------------------------------------------------------
Carlyle Partners II, L.P.           22,650,000   22.65%         0           22,650,000          0           22,650,000
------------------------------------------------------------------------------------------------------------------------------
Carlyle Partners III, L.P.          22,650,000   22.65%         0           22,650,000          0           22,650,000
------------------------------------------------------------------------------------------------------------------------------
Carlyle-Blade Acquisition           22,650,000   22.65%         0           22,650,000          0           22,650,000
   Partners, L.P.
==============================================================================================================================


               Carlyle-Blade Acquisiiton Partners, L.P., a Delaware limited partnership ("CBAP") is the record owner of the shares of Common Stock of Howmet International, Inc. Carlyle Partners II, L.P., a Delaware limited partnership ("Carlyle II") and Carlyle Partners III, L.P., a Delaware limited partnership ("Carlyle III") are the general partners of CBAP. TC Group, L.L.C., a Delaware limited liability company ("TC Group") is the sole general partner of each of Carlyle II and Carlyle III. TCG Holdings, L.L.C., a Delaware limited liability company ("TCG Holdings"), is the sole managing member of TC Group. Carlyle II, Carlyle III, TC Group and TCG Holdings could therefor be deemed to be beneficial owners of the shares owned by CBAP.

               William E. Conway, Jr., Frank C. Carlucci, III, Daniel A. D'Aniello, Richard G. Darman, David M. Rubenstein, James A. Baker, III, Allan
M. Holt, David W. Dupree, and Jerome H. Powell are managing members of TCG Holdings, and, in such capacity, such individuals may be deemed to share beneficial ownership of any shares of Common Stock beneficially owned by TCG Holdings. Such individuals expressly disclaim any such beneficial ownership.

Item 5.        Ownership of Five Percent or Less of a Class
               Not applicable.

Item 6:        Ownership of More than Five Percent on Behalf of Another Person:
               See Item 4 above.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company
               Not applicable.

Item 8:        Identification and Classification of Members of the Group.
               Not applicable.

Item 9:        Notice of Dissolution of Group
               Not applicable.

Item 10:       Certification

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                    Signature

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date           February 17, 1998

                                  TCG HOLDINGS, L.L.C.

                                  By:     /s/ Allan M. Holt
                                          --------------------------
                                  Name:   Allan M. Holt
                                  Title:  Managing Director



                                  TC GROUP, L.L.C.

                                  By:  TCG Holdings, L.L.C., its Managing
                                       Member

                                  By:     /s/ Allan M. Holt
                                          --------------------------
                                  Name:   Allan M. Holt
                                  Title:  Managing Director

                                  CARLYLE PARTNERS II, L.P.

                                  By:  TC Group, L.L.C., its General Partner

                                       By:  TCG Holdings, L.L.C., its Managing
                                            Member

                                  By:     /s/ Allan M. Holt
                                          --------------------------
                                  Name:   Allan M. Holt
                                  Title:  Managing Director


                                  CARLYLE PARTNERS III L.P.

                                  By:  TC Group, L.L.C., its General Partner

                                       By:  TCG Holdings, L.L.C., its Managing
                                            Member

                                  By:     /s/ Allan M. Holt
                                          --------------------------
                                  Name:   Allan M. Holt
                                  Title:  Managing Director


                                  CARLYLE-BLADE ACQUISITION PARTNERS, L.P.

                                  By:  Carlyle Partners II, L.P., its General
                                       Partner

                                       By:  TC Group, L.L.C., its General
                                            Partner

                                            By:  TCG Holdings, L.L.C., its
                                                 Managing Member

                                  By:     /s/ Allan M. Holt
                                          --------------------------
                                  Name:   Allan M. Holt
                                  Title:  Managing Director